Exhibit 99.1

For Immediate Release

Hasbro Reports Full-Year and Fourth Quarter 2017 Financial Results

Board of Directors Increases Quarterly Dividend 11%,

 or $0.06 per share, to $0.63 per share

Full-Year 2017

•         2017 full-year net revenues of $5.21 billion increased 4%, including a favorable $79.2 million impact of foreign exchange; Operating profit margin of 15.6%;

•         2017 revenues grew in all major operating segments: 5% in the U.S. and Canada segment; 2% in the International segment; and 8% in the Entertainment and Licensing segment;

•         Franchise Brand revenues increased 10%; Hasbro Gaming revenues up 10%; Emerging Brands grew 2%; Partner Brands declined 10%;

•         U.S. tax reform, passed in December 2017, resulted in a $296.5 million net charge, or $2.33 per diluted share;

•         Adjusted net earnings, excluding the impact of U.S. tax reform, were $693.1 million or $5.46 per diluted share; Reported net earnings of $396.6 million or $3.12 per diluted share;

•         $724.4 million in operating cash flow generated during the year; Year-end cash and cash equivalents of $1.58 billion;

•         Company returned $427.0 million to shareholders in 2017; $277.0 million in dividends and $150.0 million in share repurchases.

Fourth Quarter 2017

•         Fourth Quarter net revenues decreased 2% to $1.60 billion, including a favorable $44.3 million impact of foreign exchange; Operating profit margin of 17.0%;

•         U.S. tax reform resulted in a $296.5 million net charge, or $2.35 per diluted share;

•         Adjusted net earnings, excluding the impact of U.S. tax reform, were $291.2 million or $2.30 per diluted share; Reported net loss of $5.3 million, or $0.04 per diluted share;

Pawtucket, R.I., February 7, 2018 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the full-year and fourth quarter 2017. Net revenues for the full-year 2017 increased 4% to $5.21 billion versus $5.02 billion in 2016. 2017 net revenues include a favorable $79.2 million impact from foreign exchange.

As reported net earnings for the full-year 2017 of $396.6 million, or $3.12 per diluted share, compared to $551.4 million, or $4.34 per diluted share in 2016. Adjusted 2017 net earnings were $693.1 million, or $5.46 per diluted share, excluding a $296.5 million, or $2.33 per diluted share, impact from U.S. tax reform. Adjusted net earnings for the full-year 2016 were $566.1 million, or $4.46 per diluted share, excluding a post-tax $14.7 million, or $0.12 per diluted share, non-cash fourth quarter 2016 goodwill impairment charge related to Backflip Studios.

In December 2017, the U.S. enacted the Tax Cuts and Jobs Act that provided significant changes to the U.S. tax code, including a one-time repatriation tax payable over eight years.  As a result of the Act, the Company recognized a net charge of $296.5 million. Given the significant complexities associated with the changes in the U.S. tax code, the estimated financial impact for the fourth-quarter and full year 2017 are provisional and subject to further analysis which could result in changes to this estimate during 2018 as further guidance is issued.

2017 net earnings also include a $0.25 per diluted share benefit versus full-year 2016 from the adoption of FASB ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

“Hasbro’s global team’s execution of our Brand Blueprint drove revenue gains in Franchise Brands, Hasbro Gaming and Emerging Brands, including immersive brand experiences across consumer products and digital gaming,” said Brian Goldner, Hasbro’s Chairman and Chief Executive Officer. “Our strong performance ranked Hasbro #1 across the G11 markets for the full-year 20171. In the fourth quarter, Hasbro Franchise Brand revenues increased 11%. However, overall consumer demand slowed in November and December both for the industry and for Hasbro. A decline in Partner Brands and Europe revenues resulted in us not meeting our fourth quarter revenue expectations. Looking ahead, our innovative lines are supported by robust storytelling and digital initiatives that position us well for 2018 and beyond.”

“Over the past five years, we added over $1 billion in revenues to our top line, growing revenues four consecutive years, while meaningfully increasing operating profit, net earnings and generating significant cash flow,” said Deborah Thomas, Hasbro’s Chief Financial Officer.  “Hasbro is in a strong financial position with the cash and profitability to invest in growing our business for the long term. Our team’s excellent job of understanding and assessing the global tax environment and managing associated risks contributed to strong underlying net earnings growth. In addition, our 2017 year-end results include an estimate for the expense associated with U.S. tax reform. We expect an on-going benefit to our tax rate in future periods and will discuss this further at our Toy Fair Investor Event.”

Fourth Quarter 2017 Financial Results

Fourth quarter 2017 net revenues of $1.60 billion compared to $1.63 billion in 2016. 2017 net revenues include a favorable $44.3 million from foreign exchange.

As reported net loss for the fourth quarter 2017 totaled $5.3 million, or $0.04 per diluted share, compared to net earnings of $192.7 million, or $1.52 per diluted share in 2016. Fourth quarter 2017 net earnings include a $0.09 per diluted share benefit versus fourth quarter 2016 from the adoption of FASB ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. Adjusted net earnings for the fourth quarter 2017 were $291.2 million, or $2.30 per diluted share, excluding $296.5 million or $2.35 per diluted share, from U.S. tax reform. Adjusted net earnings for the fourth quarter 2016 were $207.4 million, or $1.64 per diluted share, excluding a post-tax $14.7 million, or $0.12 per diluted share, non-cash fourth quarter 2016 goodwill impairment charge related to Backflip Studios.

Full-Year 2017 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	FY 2017	FY 2016	% Change	FY 2017	FY 2016	% Change
U.S. and Canada	$2,690.5	$2,559.9	+5%	$509.9	$522.3	-2%
International	$2,233.6	$2,194.7	+2%	$228.7	$294.5	-22%
Entertainment and Licensing	$285.6	$265.2	+8%	$96.4	$49.9	+93%

Note: Full-year 2016 Entertainment and Licensing segment operating profit includes a pre-tax $32.9 million fourth quarter 2016 non-cash goodwill impairment charge. The impact of that charge is outlined in the attached schedule “Net Earnings and Earnings per Share Excluding the Impact of Tax Reform and Goodwill Impairment.”

Full-year 2017 U.S. and Canada segment net revenues increased 5% to $2.69 billion compared to $2.56 billion in 2016.  The U.S. and Canada segment operating profit declined 2% to $509.9 million, or 19.0% of net revenues, compared to $522.3 million, or 20.4% of net revenues in 2016, primarily driven by increased advertising as well as higher bad debt expense related to the Toys“R”Us bankruptcy filing in the third quarter of 2017.

Full-year International segment net revenues increased 2% to $2.23 billion compared to $2.19 billion in 2016. Full-year 2017 International segment revenues include a favorable $75.3 million impact of foreign exchange. On a regional basis, Europe net revenues decreased 2%, Latin America increased 5% and Asia Pacific increased 12%. Emerging markets net revenues increased 5% in the year. International segment operating profit decreased 22% to $228.7 million, or 10.2% of net revenues, compared to $294.5 million, or 13.4% of net revenues in 2016. The decline in operating profit was driven by higher sales allowances and unfavorable product mix, as well as higher advertising costs.

Entertainment and Licensing segment net revenues increased 8% to $285.6 million compared to $265.2 million in 2016. Full-year gains were driven by growth in consumer products and digital gaming, as well as the addition of Boulder Media. Operating profit was $96.4 million, or 33.8% of net revenues, compared to $49.9 million, or 18.8% of net revenues, in 2016. 2016 adjusted operating profit was $82.7 million, or 31.2% of net revenues, excluding a pre-tax $32.9 million non-cash fourth quarter 2016 goodwill impairment charge related to Backflip Studios.

Fourth Quarter and Full-Year 2017 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q4 2017	Q4 2016	% Change	FY 2017	FY 2016	% Change
Franchise Brands	$764.2	$685.6	+11%	$2,568.0	$2,327.7	+10%
Partner Brands	$342.9	$433.7	-21%	$1,271.6	$1,412.8	-10%
Hasbro Gaming*	$343.3	$356.9	-4%	$893.0	$813.4	+10%
Emerging Brands	$145.7	$153.7	-5%	$477.2	$466.0	+2%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $546.4 million for the fourth quarter 2017, up 5%, versus $518.7 million in the fourth quarter 2016 and up 8% to $1,497.8 million for full-year 2017 versus $1,387.1 million for full-year 2016.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Full-year 2017 Franchise Brand net revenues increased 10% to $2.57 billion driven by revenue growth in TRANSFORMERS, NERF, MONOPOLY and MY LITTLE PONY. Franchise Brand revenue grew in all three major operating segments.

Partner Brand net revenues decreased 10% to $1.27 billion. An increase in BEYBLADE, MARVEL and SESAME STREET revenues was more than offset by a revenue decline in STAR WARS and to a lesser extent declines in YO-KAI WATCH and DISNEY FROZEN. Partner Brand revenues decreased in the U.S. and Canada and International segments.

Hasbro Gaming net revenues grew 10% to $893.0 million. Hasbro’s diverse gaming portfolio includes a broad spectrum of gaming experiences from face-to-face gaming, social gaming and digital gaming. New social games, such as SPEAK OUT, TOILET TROUBLE and FANTASTIC GYMNASTICS, were among many which contributed to growth. In addition, several other gaming brands grew, including DUNGEONS & DRAGONS, the launch of DROPMIX and growth in digital gaming. Hasbro Gaming net revenues grew in the U.S. and Canada and International segments. Hasbro’s total gaming category grew 8% to $1.50 billion, including revenue growth from MONOPOLY.

Emerging Brands net revenues increased 2% to $477.2 million, behind strong growth in BABY ALIVE and FURREAL FRIENDS. Emerging Brand net revenues grew in the U.S. and Canada segment.

Dividend and Share Repurchase

The Company paid $277.0 million in cash dividends to shareholders during 2017. Hasbro’s Board of Directors has declared a quarterly cash dividend of $0.63 per common share.  This represents an increase of $0.06 per share, or 11%, from the previous quarterly dividend of $0.57 per common share. The dividend will be payable on May 15, 2018 to shareholders of record at the close of business on May 1, 2018.

For the full-year 2017, Hasbro repurchased 1.58 million shares of common stock at a total cost of $150.0 million and an average price of $94.74 per share. At year end, $178.0 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its fourth quarter and full-year 2017 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.  The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING, as well as premier partner brands. Through Hasbro Studios and its film labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 1 on the 2017 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past six years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2018 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, such as the economic downturns which impacted the United Kingdom and Brazil in 2017, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income, lower retailer inventories and lower spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties, such as motion pictures, for which the Company is developing and marketing products, and the ability to drive sales of products associated with such entertainment properties, (v) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (vi) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vii) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (viii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (ix) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xi) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xii) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the bankruptcy of Toys “R” Us in the United States and Canada in the fourth quarter of 2017, which could negatively impact the Company's revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xviii) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, such as what may occur as the U.S. Tax Cuts and Jobs Act is interpreted and applied, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xix) the impact of litigation or arbitration decisions or settlement actions; and (xx) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes non-GAAP financial measures as defined under SEC rules, specifically Adjusted net earnings and earnings per share, excluding the impact of U.S. tax reform in 2017 and the impact of a goodwill impairment charge associated with Backflip Studios in 2016, as well as adjusted operating profit absent the impact of the goodwill impairment charge. Also included in the financial tables attached to this release are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of re-measuring a liability as a result of U.S. tax reform in 2017 and the impact of a goodwill impairment charge in 2016. As required by SEC rules, we have provided reconciliation on the attached schedule of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per share and adjusted operating profit absent the impact of U.S. tax reform and the goodwill impairment charge provides investors with an understanding of the underlying performance of the Company’s business absent these unusual events.  Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

1 According to NPD and SIM

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	Dec. 31, 2017	Dec. 25, 2016
ASSETS
Cash and Cash Equivalents	$1,581,234	$1,282,285
Accounts Receivable, Net	1,405,399	1,319,963
Inventories	433,293	387,675
Other Current Assets	214,000	237,684
Total Current Assets	3,633,926	3,227,607
Property, Plant and Equipment, Net	259,710	267,398
Other Assets	1,396,347	1,596,361
Total Assets	$5,289,983	$5,091,366

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$154,957	$172,582
Current Portion of Long-term Debt	-	349,713
Payables and Accrued Liabilities	1,096,740	1,095,564
Total Current Liabilities	1,251,697	1,617,859
Long-term Debt	1,693,609	1,198,679
Other Liabilities	514,720	389,388
Total Liabilities	3,460,026	3,205,926
Redeemable Noncontrolling Interests	-	22,704
Total Shareholders' Equity	1,829,957	1,862,736

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$5,289,983	$5,091,366

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Year Ended

	Dec. 31, 2017	% Net Revenues	Dec. 25, 2016	% Net Revenues	Dec. 31, 2017	% Net Revenues	Dec. 25, 2016	% Net Revenues
Net Revenues	$1,596,111	100.0%	$1,629,940	100.0%	$5,209,782	100.0%	$5,019,822	100.0%
Costs and Expenses:
Cost of Sales	628,722	39.4%	634,572	38.9%	2,033,693	39.0%	1,905,474	38.0%
Royalties	122,734	7.7%	135,851	8.3%	405,488	7.8%	409,522	8.2%
Product Development	76,255	4.8%	75,457	4.6%	269,020	5.2%	266,375	5.3%
Advertising	159,577	10.0%	147,992	9.1%	501,813	9.6%	468,940	9.3%
Amortization of Intangibles	6,564	0.4%	8,690	0.5%	28,818	0.6%	34,763	0.7%
Program Production Cost Amortization	19,646	1.2%	18,430	1.1%	35,798	0.7%	35,931	0.7%
Selling, Distribution and Administration	311,525	19.5%	353,791	21.7%	1,124,793	21.6%	1,110,769	22.1%
Operating Profit	271,088	17.0%	255,157	15.7%	810,359	15.6%	788,048	15.7%
Interest Expense	24,516	1.5%	25,142	1.5%	98,268	1.9%	97,405	1.9%
Other (Income) Expense, Net	(32,014)	-2.0%	10,083	0.6%	(74,059)	-1.4%	(1,846)	0.0%
Earnings before Income Taxes	278,586	17.5%	219,932	13.5%	786,150	15.1%	692,489	13.8%
Income Taxes	283,884	17.8%	39,333	2.4%	389,543	7.5%	159,338	3.2%
Net Earnings (Loss)	(5,298)	-0.3%	180,599	11.1%	396,607	7.6%	533,151	10.6%
Net Loss Attributable to Noncontrolling Interests	-	0.0%	(12,126)	-0.7%	-	0.0%	(18,229)	-0.4%
Net Earnings (Loss) Attributable to Hasbro, Inc.	$(5,298)	-0.3%	$192,725	11.8%	$396,607	7.6%	$551,380	11.0%

Per Common Share
Net Earnings (Loss) Attributable to Hasbro, Inc.
Basic	$(0.04)		$1.54		$3.17		$4.40
Diluted	$(0.04)		$1.52		$3.12		$4.34

Cash Dividends Declared	$0.57		$0.51		$2.28		$2.04

Weighted Average Number of Shares
Basic	124,528		124,927		125,039		125,292
Diluted	124,528		126,699		127,031		126,966

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Year Ended
	Dec. 31, 2017	Dec. 25, 2016
Cash Flows from Operating Activities:
Net Earnings	$396,607	$533,151
Non-cash Adjustments	331,770	268,210
Changes in Operating Assets and Liabilities	(3,999)	15,952
Net Cash Provided by Operating Activities	724,378	817,313

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(134,877)	(154,900)
Acquisitions	-	(12,436)
Other	3,396	28,945
Net Cash Utilized by Investing Activities	(131,481)	(138,391)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	493,878	-
Repayments of Borrowings with Maturity Greater Than 3 Months	(350,000)	-
Net Proceeds (Repayments of) from Short-term Borrowings	(18,419)	8,978
Purchases of Common Stock	(151,311)	(150,075)
Stock-based Compensation Transactions	29,431	42,207
Dividends Paid	(276,973)	(248,881)
Employee Taxes Paid for Shares Withheld	(31,994)	(21,969)
Other	(6,785)	(5,758)
Net Cash Utilized by Financing Activities	(312,173)	(375,498)

Effect of Exchange Rate Changes on Cash	18,225	2,111

Cash and Cash Equivalents at Beginning of Year	1,282,285	976,750

Cash and Cash Equivalents at End of Year	$1,581,234	$1,282,285

Certain reclassifications have been made to the prior year cash flow statement to conform to the current year presentation.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Year Ended
	Dec. 31, 2017	Dec. 25, 2016	% Change	Dec. 31, 2017	Dec. 25, 2016	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$750,690	$757,516	-1%	$2,690,527	$2,559,907	5%
Operating Profit	146,353	157,965	-7%	509,942	522,287	-2%
Operating Margin	19.5%	20.9%		19.0%	20.4%

International Segment:
External Net Revenues	722,505	757,740	-5%	2,233,579	2,194,651	2%
Operating Profit	79,234	128,915	-39%	228,669	294,497	-22%
Operating Margin	11.0%	17.0%		10.2%	13.4%

Entertainment and Licensing Segment:
External Net Revenues	122,916	114,684	7%	285,579	265,205	8%
Operating Profit	56,820	16,509	244%	96,400	49,876	93%
Operating Margin	46.2%	14.4%		33.8%	18.8%

International Segment Net Revenues by Major Geographic Region
Europe	$460,482	$499,397	-8%	$1,381,949	$1,404,478	-2%
Latin America	146,017	155,689	-6%	485,088	463,638	5%
Asia Pacific	116,006	102,654	13%	366,542	326,535	12%
Total	$722,505	$757,740		$2,233,579	$2,194,651

Brand Portfolio Performance
Franchise Brands	$764,218	$685,611	11%	$2,567,962	$2,327,668	10%
Partner Brands	342,873	433,719	-21%	1,271,597	1,412,770	-10%
Hasbro Gaming	343,283	356,918	-4%	893,019	813,433	10%
Emerging Brands	145,737	153,692	-5%	477,204	465,951	2%
Total Net Revenues	$1,596,111	$1,629,940		$5,209,782	$5,019,822

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $546,397 for the fourth quarter 2017, up 5%, from revenues of $518,704 for the fourth quarter 2016. For the full year 2017, the total gaming business totaled $1,497,794, up 8%, from revenues of $1,387,077 for the full year 2016.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars)

Net Earnings and Earnings per Share Excluding the Impact of Tax Reform and
Goodwill Impairment

	Quarter Ended
		Diluted		Diluted
	Dec. 31,	Per Share	Dec. 25,	Per Share
	2017	Amount (1)	2016	Amount
Net Earnings (Loss) Attributable to Hasbro, Inc., as Reported	$(5,298)	$(0.04)	$192,725	$1.52
Impact of Tax Reform	296,512	2.35	-	-
Goodwill Impairment Charge	-	-	14,674	0.12
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$291,214	$2.30	$207,399	$1.64
(1) Diluted Per Share Amount for the impact of tax reform and net earnings, as adjusted, for Q4 2017 are calculated using dilutive shares of 126,369 for the quarter.

	Year Ended
		Diluted		Diluted
	Dec. 31,	Per Share	Dec. 25,	Per Share
	2017	Amount	2016	Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$396,607	$3.12	$551,380	$4.34
Impact of Tax Reform	296,512	2.33	-	-
Goodwill Impairment Charge	-	-	14,674	0.12
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$693,119	$5.46	$566,054	$4.46

The line items impacted by tax reform and the goodwill impairment charge as well as these line items excluding these amounts as a percentage of revenues is as follows:

					Excluding
		% Net	Less Impact of		Impact of	% Net
	As Reported	Revenues	Tax Reform		Tax Reform	Revenues
Quarter ended December 31, 2017
Other (Income) Expense, Net	$(32,014)	-2.0%	$19,911	(1a)	$(12,103)	-0.8%
Income Taxes	283,884	17.8%	(316,423)	(1b)	(32,539)	-2.0%

Year ended December 31, 2017
Other (Income) Expense, Net	$(74,059)	-1.4%	$19,911	(1a)	$(54,148)	-1.0%
Income Taxes	389,543	7.5%	(316,423)	(1b)	73,120	1.4%

(1) As a result of the U.S. Tax Reform that was passed in December 2017, the Company made the following non-operating adjustments to its financials:
(1a) A estimated gain of 19.9 million related to a change in the value of a long-term liability due to the change in corporate tax rate that takes effect in 2018.
(1b) Recognition of a one-time raptriation tax liability and adjustments to the Company's deferred tax assets and liabilites to reflect the lower corporate tax rate that takes effect in 2018.
These amounts are provisional based on the information reviewed by the Company, and may change as new information is reviewed and analyzed.

					Excluding
			Less Goodwill		Goodwill
		% Net	Impairment		Impairment	% Net
	As Reported	Revenues	Charge		Charge	Revenues
Quarter ended December 25, 2016
Selling, Distribution and Administration	$353,791	21.7%	$(32,858)	(1)	$320,933	19.7%
Tax expense	39,333	2.4%	8,327		47,660	2.9%
Net Loss Attributable to
Noncontrolling Interests	(12,126)	-0.7%	9,857		(2,269)	-0.1%

Year ended December 25, 2016
Selling, Distribution and Administration	$1,110,769	22.1%	$(32,858)	(1)	$1,077,911	21.5%
Tax expense	159,338	3.2%	8,327		167,665	3.3%
Net Loss Attributable
Noncontrolling Interests	(18,229)	-0.4%	9,857		(8,372)	-0.2%

(1) This charge was recorded in the Entertainment and Licensing segment. Excluding this charge, operating profit and margin for the segment for the quarter ended December 25, 2016 would have been $49,367 and 43.0%, respectively, and $82,734 and 31.2%, respectively, for the year ended December 25, 2016.

	Quarter Ended		Year Ended
	Dec. 31,	Dec. 25,	Dec. 31,	Dec. 25,
Reconciliation of EBITDA	2017	2016	2017	2016
Net Earnings (Loss) Attributable to Hasbro, Inc.	$(5,298)	$192,725	$396,607	$551,380
Net Loss Attributable to Noncontrolling Interests	-	(12,126)	-	(18,229)
Interest Expense	24,516	25,142	98,268	97,405
Income Taxes (including tax reform)	283,884	39,333	389,543	159,338
Depreciation	35,165	30,380	143,018	119,707
Amortization of Intangibles	6,564	8,690	28,818	34,763
EBITDA	$344,831	$284,144	$1,056,254	$944,364
Impact of Tax Reform/Goodwill Impairment	19,911	(32,858)	19,911	(32,858)
Adjusted EBITDA	$324,920	$317,002	$1,036,343	$977,222